Exhibit 5.1

Alston&Bird llp
90 Park Avenue
New York, New York 10016

212-210-9400
Fax: 212-210-9444
www.alston.com

Matthew W. Mamak	Direct Dial: 212-210-1256	E-mail: matthew.mamak@alston.com

January 3, 2011

Keryx Biopharmaceuticals, Inc.
750 Lexington Avenue
New York, New York  10022

Re:	Registration Statement on Form S-3

Gentlemen:

We have acted as counsel to Keryx Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the registration statement (the “Registration Statement”) on Form S-3 filed today by the Company with the Securities and Exchange Commission (the “Commission”)  under the Securities Act of 1933, as amended (the “Securities Act”), covering $100,000,000 of the Company’s common stock, $0.001 par value per share (the “Common Stock”) and/or warrants to purchase Common Stock (the “Warrants”), to be issued and sold from time to time pursuant to Rule 415 under the Securities Act.  This opinion letter is being rendered pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K.  Each Warrant will be issued pursuant to a warrant agreement substantially in the form that will be filed as an exhibit to a post-effective amendment to the Registration Statement or as an exhibit to a document filed under the Securities Exchange Act of 1934, as amended, and incorporated into the Registration Statement by reference (the “Warrant Agreement”).

We have examined the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, records of proceedings of the Board of Directors, or committees thereof, and records of proceedings of the stockholders, deemed by us to be relevant to this opinion letter and the Registration Statement.  We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth.  Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Keryx Biopharmaceuticals, Inc.
January 3, 2011

Based on the foregoing, we are of the opinion that:

1.
When, as and if (a) the terms of the issuance and sale of the Common Stock have been duly authorized and approved by all necessary action of Board of Directors of the Company or a duly authorized committee thereof (the “Board of Directors”), so as not to violate any applicable law, rule or regulation or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and (b) certificates for the shares of Common Stock have been duly executed, authenticated, issued and delivered or uncertificated shares of Common Stock have been duly issued and delivered, as the case may be, as contemplated by the Registration Statement and any prospectus supplement relating thereto, and in accordance with any underwriting agreement against payment of the consideration fixed therefor by the Board of Directors (provided that the consideration paid therefor is not less than the par value thereof), such Common Stock will be validly issued, fully paid and non-assessable.

2.
When, as and if (a) the terms, and the execution and delivery, of the Warrants and any Warrant Agreement and the terms of the issuance and sale of the Warrants and related matters have been duly authorized and approved by all necessary action of the Board of Directors, (b) the Warrant Agreement has been duly executed and delivered by the Company and such warrant agent as shall have been duly appointed by the Company, (c) the terms of the Warrants have been established in accordance with the applicable Warrant Agreement and so as not to violate any applicable law, rule or regulation or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and (d) the Warrants or certificates representing the Warrants have been duly executed, authenticated, issued and delivered as contemplated by the Registration Statement and any prospectus supplement relating thereto, and in accordance with the terms of any Warrant Agreement and underwriting agreement relating to such issuance, against payment of the consideration fixed therefor by the Board of Directors, the Warrants will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions set forth herein are limited to the General Corporation Law of the State of Delaware, applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting the foregoing, and federal laws of the United States of America to the extent referred to specifically herein.  We do not express any opinion herein concerning any other laws.  We are not engaged in the practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions contained herein.  This opinion is limited to the effect of the present state of the United States of America and, to the limited extent set forth above, the State of Delaware and the facts as they currently exist.  We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.  We express no opinion regarding the Securities Act, or any other federal or state laws or regulations.

Keryx Biopharmaceuticals, Inc.
January 3, 2011

The opinion set forth in paragraph 2 above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.  We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; or (ii) provisions may be held unenforceable as contrary to federal or state securities laws.

No opinion may be implied or inferred beyond the opinion expressly stated in the numbered paragraphs above.  Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part thereof.  In giving such consent, we do not thereby admit that we are within the caregory of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

ALSTON & BIRD LLP

By:	/s/ Matthew W. Mamak
Matthew W. Mamak,
A Partner